Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

Omaha, Nebraska

August 7, 2017

CONTACTS:  Craig Allen

                          Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Receives Proceeds of $20 million From Issuance of Series A Preferred Units

Omaha, Nebraska – On August 7, 2017, America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (“the Partnership”) entered into a Subscription Agreement to issue 2,000,000 Series A Preferred Units representing limited partnership interests in the Partnership (the “Series A Preferred Units”), resulting in $20,000,000 in aggregate proceeds to the Partnership.

The Series A Preferred Units (which are non-cumulative, non-convertible and non-voting) are a class of limited partnership interests in the Partnership and are being issued pursuant to a private placement of up to a maximum of $100 million. The Private Placement is directed solely to insured depository institutions chartered under the laws of any state or the District of Columbia, or of the United States.

The Partnership will use the proceeds received in the Private Placement, including the closing of the subscription agreement described above, to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties. In addition, the Partnership will use the proceeds to acquire other allowable investments as provided for in the Partnership’s Limited Partnership agreement.

“We are encouraged by this investment in our Series A Preferred Units.  It provides the Partnership with a non-dilutive, fixed-rate and low cost source of institutional capital”, said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “This will provide us with an additional source of capital to execute on our overall strategy to benefit our unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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